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                                                                     EXHIBIT 21


                     LIST OF SUBSIDIARIES OF THE REGISTRANT


                         Reeds Corporate Services, Inc.

                         Reeds Insurance Services Ltd.

                         Reeds Financial Services, Inc.

                     Reeds Jewelers of North Carolina, Inc.

                    First Retail Bank, National Association